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                                                                   EXHIBIT 10.3


                               LICENSE AGREEMENT


1. IDENTIFICATION: This license agreement (this "Agreement") is dated as of the 6th day of October, 1995 and is entered into between Mark Goodson Productions, LLC, a New York limited liability company ("Licensor") (presently directly or indirectly owned jointly by All American Communications, Inc. ("AACI") and The Interpublic Group of Companies, Inc. ("Interpublic")); and All American Goodson, Inc., a wholly-owned subsidiary of AACI ("AAG"), whose address is 1325 Avenue of the Americas, New York, N.Y. 10019 ("Licensee"), with respect to the Library Rights, Library Physical Properties, Programs or portions thereof or rights therein being acquired pursuant to the Asset Purchase Agreement referred to below. All numbered schedules set forth herein correspond to the numbered schedules contained in the Asset Purchase Agreement dated as of October 6, 1995 between Licensor, Interpublic and AACI on the one hand, and Mark Goodson Productions, L.P., The Child's Play Company and the Estate of Mark Goodson, on the other hand (the "Asset Purchase Agreement"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

2. RIGHTS: GRANT OF RIGHTS. Subject to the terms and conditions of this Agreement and the existing licenses listed on Schedule I hereto (the "Existing Agreements"), during the Term and within the Territories (as defined below), Licensor hereby grants to Licensee the following:

         a)      An exclusive license:

                 i. To produce and record New Episodes based on the Licensed Formats in the Territories, which right includes the right to modify the Licensed Formats to the extent necessary to produce and record the New Episodes;

                 ii. To distribute New Episodes and Library Episodes by any means of broadcast or exhibition, which distribution right includes the right to copy, modify, distribute, license, publicly display and publicly perform the New Episodes and the Library Episodes; and

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                 iii.     To market, broadcast, transmit, exhibit or otherwise
                          exploit for commercial purposes New Episodes and Library Episodes.

         b) A nonexclusive license, for the sole purpose of promoting and advertising the New Episodes or the Library Episodes:

                 i. To make and publish, in any and all languages, synopses of the New Episodes or Library Episodes; and

                 ii. To make, exhibit and market television motion picture trailers, sound records or stills based upon or adapted from the New Episodes or Library Episodes.

         c) A nonexclusive license to use the Licensed Trademarks in connection with the production of the New Episodes and the distribution of the New Episodes and the Library Episodes in the Territories as permitted by clauses (a) and (b) above.

         During the term of this Agreement, Licensee shall have the right to sublicense to Affiliates as provided in paragraphs 4(b) and 4(c) and to sublicense nonaffiliated third parties to exploit the rights granted in clauses (a) through (c) above, which sublicense may be on an exclusive basis to the extent Licensee has exclusive rights hereunder. Licensee agrees that any such sublicense shall not conflict with the terms of this Agreement, and further agrees that in the case of sublicenses relating to the AAFI Territory, unless Licensor shall otherwise agree (which agreement will not be unreasonably withheld or delayed), such sublicenses shall contain provisions that indemnify Licensee from and against all taxes and excises (other than income taxes) imposed on or levied against Licensee under any applicable law of the AAFI Territory from time to time relating to the granting and the exploitation of the rights granted to the sublicensee under any such sublicense agreement. Prior to entering into any sublicense of its rights hereunder, Licensee shall obtain Licensor's approval, which approval shall not be unreasonably withheld or delayed. Licensor shall have 10 business days to approve a draft of the sublicense and if Licensor shall not have disapproved such sublicense within such time period such sublicense shall be deemed to have been approved by Licensor. In connection with the foregoing, the Network Production Agreement, the Network License Agreement (each as defined in the Asset



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         Purchase Agreement) and the licenses referenced in paragraphs 4(b) and
         4(c) are hereby approved by Licensor.

3. TERM: The term of this Agreement (the "Term") commences on the effective date hereof and, unless and until this Agreement is terminated as provided in paragraph 24, shall continue for a term of ninety (90) years, and thereafter, shall be automatically renewed for additional periods of thirty (30) years unless terminated by notice from either party hereto.

         Notwithstanding anything else contained in this Agreement, in the event of the termination of this Agreement during the "Term" of the Network License Agreement, unless and until such time as Licensor has entered into a new license agreement with Interpublic Sub substantially in the form of the Network License Agreement (unless otherwise agreed by Producer), AAG shall be deemed to have assigned all of its rights pursuant to the Network License Agreement after such termination to Licensor and Licensor shall automatically be deemed to have entered into a license on the terms of the Network License Agreement with respect to "The Price Is Right" for the remaining period thereof after such termination in favor of Interpublic Sub as licensee. Licensor shall use its reasonable best efforts to provide Producer, with the personnel, including on-screen talent, to produce "The Price Is Right" during the Term of the Network License Agreement.

4. TERRITORIES: AAG's territorial rights hereunder shall consist of the entire universe (the "Territories"). Concurrently herewith, AAG is entering into three sublicenses:

         (a) a network license agreement with Interpublic Sub with respect to "The Price Is Right" attached as Exhibit 8.4(a)(vii)(a) to the Asset Purchase Agreement (it being understood that Licensor has assigned all of its rights and obligations under the CBS Network License, through AAG, to Interpublic Sub);

         (b) a license with All American Television II, Inc. ("AATV") limited to the following territories (the "AATV Territories"): the United States, its territories and possessions and Canada attached as Exhibit A hereto; and

         (c) a license with All American Fremantle II, Inc. ("AAFI") limited to the following territories (the "AAFI Territories"): the world, excluding the United States,



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                 its territories and possessions and Canada attached as Exhibit
                 B hereto.

5. AFFILIATED TRANSACTIONS: Except as provided in paragraphs 4(b) and 4(c), Licensee shall not enter into any agreement or engage in any transaction with any Affiliate with respect to the production, distribution, licensing or other exploitation of the Library Rights, Library Physical Properties, Programs or portions thereof or rights therein being acquired pursuant to the Asset Purchase Agreement without the prior written consent of Licensor (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, if Licensee does enter into sublicenses with its Affiliates, such affiliated sublicensees (including AATV and AAFI) shall not be entitled to any fees or other compensation, including, without limitation, any distribution fees, under or in connection with their respective sublicenses.

6. BEST EFFORTS: Licensee undertakes to use its reasonable best efforts to actively promote and to distribute any New Episodes and the Library Episodes and to maximize the amount of profits generated by the production, distribution, licensing or other exploitation of the Programs in the AATV and the AAFI Territories.

7. LICENSING AND COLLECTIONS: Licensee shall, and shall use reasonable best efforts to cause its sublicensees (other than Interpublic Sub) to, enter into license agreements covering the Programs and to bill and collect all revenues in connection with the exploitation of the Programs. Licensee shall notify Licensor of any material breach, including, without limitation, a breach of a payment obligation, by any sublicensee of such license agreements. Such notice shall set forth the actions, if any, that Licensee proposes to take in respect of curing such breach. If the breach has not been cured within 15 days of the date of such breach, Licensor shall have the right to act on behalf of Licensee to remedy such breach and Licensee shall use its reasonable best efforts to assist Licensor in connection therewith.

8. MARKETING AND DISTRIBUTION: Licensee shall be, and shall use reasonable best efforts to cause its sublicensees (other than Interpublic Sub) to be, responsible for the marketing and physical distribution of the Programs and shall discharge and pay for all costs in connection therewith (e.g., tapes, editing, traffic, shipping, convention expenses, travel and entertainment, advertising and



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         promotion, collection costs, station compensation, residuals, etc.).

9. DELIVERY: Licensor shall deliver to Licensee or, at Licensee's direction, its sublicensees copies of such tape material in its possession or under its control with respect to each Program as Licensee may reasonably require, which material may be duplicated at Licensee's sole cost (such reproductions hereinafter referred to as "Videotapes"). Licensor shall deliver to Licensee or, at Licensee's direction, its sublicensees all available promotional elements (including diagrams, blueprints, advertising material and the like) for purposes of creating sales materials for the distribution efforts.

10.      DIVISION OF REVENUES:

         The division of revenues between Licensor and Licensee shall be in accordance with Schedule II hereto which is incorporated by reference herein.

11.      EDITING AND MODIFICATIONS:

                 Licensee shall not have the right to edit any Library Episode in any material respect unless Licensee shall have first described to Licensor in writing the desired edits, and received from Licensor its prior consent to the proposed edits, which consent shall not be unreasonably withheld. Licensor's prior consent shall not be necessary, however, where the desired edits are made solely for the purpose of ensuring that the Library Episode complies with the applicable statute, regulation, rules, standards, orders, requests or other requirements of any competent governmental body within the Territory. Notwithstanding the foregoing, Licensee shall not have right to delete the credits or copyright notices that appear in any Library Episode.

12.      REPRESENTATION AND WARRANTIES:

         a.      Licensor represents, warrants and agrees as follows:

                 i) To the best of Licensor's knowledge and except as disclosed in the Asset Purchase Agreement and the Schedules thereto, Licensor owns or controls the copyrights to the Programs to the extent herein granted, and, to the best of Licensor's knowledge, that there are no liens, claims or encumbrances whatsoever adversely affecting or that would in



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                          any way prejudice Licensor's grant of rights to
                          Licensee herein;

                 ii) To the best of Licensor's knowledge and except as disclosed in the Asset Purchase Agreement and the Schedules thereto, neither the Programs nor any part thereof (including without limitation their titles), nor the exploitation of the rights granted herein, defames or constitutes unfair competition with any third party, violates any law or violates or infringes upon the trademark, trade name, copyright, right of privacy, right of publicity or any other right of any third party;

                 iii) To the best of Licensor's knowledge and except as disclosed in the Asset Purchase Agreement and the Schedules thereto, (a) Licensor has acquired all literary, dramatic, musical and other rights required for the full and quiet enjoyment of all of the rights granted herein, and (b) performance rights to all musical compositions contained in the Programs are
                          (1) controlled by ASCAP, BMI, SESAC or their affiliates, (2) in the public domain, or (3) controlled by Licensor;

                 iv) To the best of Licensor's knowledge and except as disclosed in the Asset Purchase Agreement and the Schedules thereto, the credits appearing on the Library Episodes, as delivered, are correct and consistent with all credit obligations to third parties;

                 v) To the best of Licensor's knowledge and except as disclosed in the Asset Purchase Agreement and the Schedules thereto, Licensor has not made or purported to make any grant, license, assignment or other transfer consistent with or that would in any way prejudice Licensor's grant of rights to Licensee and its sublicensees herein; and

                 vi) To the best of Licensor's knowledge and except as disclosed in the Asset Purchase Agreement and the Schedules thereto, Licensor has the right to enter into this Agreement and to grant all rights herein granted and to perform fully all of Licensor's obligations hereunder.

                          For purposes of these representations and warranties, Licensee is deemed to have knowledge of all matters disclosed to Licensor by the



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                          Sellers in the Asset Purchase Agreement and the
                          Schedules thereto.

         b.      Licensee represents, warrants and agrees as follows:

                 i) That Licensee has the right to enter into this Agreement and to perform fully all of Licensee's obligations hereunder;

                 ii) That Licensee and its sublicensees, other than Interpublic Sub, shall fully pay and discharge in a timely manner any obligations under any and all union, guild and/or residual agreements arising in connection with the production, distribution, licensing or other exploitation of the Programs other than guild and/or residual obligations arising prior to the effective date hereof or under the license referred to in paragraph 4(a) which shall be assumed by the Partnership.

                 iii) To the extent that Licensee makes any union, guild and/or residual payments and is ultimately unable to recoup such payments with respect to Library Episodes, Licensee shall be indemnified by Licensor with respect thereto.

13.      COPYRIGHTS:

         (a) Pursuant to this Agreement, Licensor has commissioned Licensee to produce and record the New Episodes; and to the extent necessary for distribution in certain jurisdictions, to modify the Licensed Formats (to create Modified Formats) and Library Episodes (to create Modified Library Episodes); and to create materials to advertise and promote the foregoing. To the extent permitted by applicable law, Licensee acknowledges and agrees that Licensor shall be the sole and original owner of, and shall have sole and exclusive right, title and interest in and to, the New Episodes, the Modified Formats, the Modified Library Episodes, the advertising and promotional materials relating thereto, and all copyright rights therein throughout the world, including without limitation, all extensions and renewals thereof and all causes of action related to any infringement of such rights (the "New Copyrights"). In addition, Licensor shall have the sole and exclusive right, title and interest in and to, all media (including without limitation videotapes, master tapes, prints, negatives and duplicating negatives) in which any New Episode, Licensed Format,



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                 Modified Format, Library Episode or Modified Library Episode,
                 or, in each case, any portion thereof, is rendered. Other than as set forth in this Agreement, Licensee shall have no right, title or interest in any New Episode, Licensed Format, Modified Format, Library Episode or Modified Library Episode or New Copyright.

         (b) Without limiting the foregoing, Licensee hereby assigns and agrees to assign, and to the extent necessary, agrees to use its reasonable best efforts to cause its employees, consultants, agents or sublicensees to assign, to Licensor or its nominee at any time and without additional compensation any and all right, title and interest, whether now existing or hereafter arising, that Licensee, or any of its employees, consultants, agents or sublicensees, may have in or to any New Episode, Modified Format, Modified Library Episode, New Copyright, or related advertising and promotional materials. In the event that Licensee is unwilling or unable to execute any document necessary to assign any such rights, Licensee hereby grants to Licensor an irrevocable power of attorney to execute on behalf of Licensee any and all such documents. To the extent legally permitted, all works included in the New Episodes, Modified Formats, Modified Library Episodes, and related advertising and promotional material shall constitute works made for hire, as that term is used in the Copyright Act of 1976, as amended, and any registration of this Agreement as a copyright assignment shall not stop Licensor from asserting that such work is a work made for hire and shall not be evidence that such work is not a work made for hire.

         (c) In the event that the applicable law in any jurisdiction prevents the ownership of any New Copyright (or any portion thereof) by Licensor, Licensee shall grant, and to the extent necessary, shall cause its affected employees, consultants, agents or sublicensees to grant, an exclusive (even as to Licensee), irrevocable, royalty- free, worldwide license to use, modify, distribute, publicly display and publicly perform, and to otherwise exploit all copyright rights in and to, the affected New Episode or Modified Format or Modified Library Episode or related advertising and promotional material, for any lawful purpose, which license shall expire upon the expiration of the copyright term for the New Copyright in the affected work and shall include the right to grant sublicenses with respect to the licensed rights.



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14.      TRADEMARKS:

         Licensee agrees that the Licensed Trademarks are the exclusive property of Licensor. Any goodwill associated with Licensee's use of the Licensed Trademarks shall inure to the exclusive benefit of Licensor. Licensee shall not take any actions inconsistent with Licensor's ownership of the Licensed Trademarks, and shall promptly notify Licensor of any unauthorized use of the Licensed Trademarks of which it becomes aware.

15.      THIRD PARTY RIGHTS:

         Licensee shall obtain all rights, licenses (including all licenses to use music) and clearances necessary for Licensee and its sublicensees to perform their obligations with respect to any New Episode, Modified Format, or Modified Library Episode. The scope of any such right or license shall be broad enough to permit Licensor (or its sublicensees) to exploit its copyrights in any New Episode, Modified Format, or Modified Library Episode following the termination of this Agreement without the necessity of obtaining further rights or licenses. The New Episodes, and to the extent modified, the Modified Formats and Modified Library Episodes, shall not violate any law, or infringe the rights of any third party.

16.      NO LIENS:

         Licensee shall not permit any claims, liens, security interests or encumbrances to be placed upon any of Licensee's rights in any New Episode, Library Episode, Modified Library Episode, Licensed Format, Modified Format, advertising and promotional material related thereto, or any New Copyright or Licensed Trademark, except for liens approved by Licensor. Licensor has approved the assignment of Licensee's rights granted to Chemical Bank, as Agent under the Chemical Facility (including a refinancing thereof if such refinancing does not increase the principal amount outstanding at the time of such refinancing).

17.      STORAGE:

         Licensee shall properly store each master or original negative of each New Episode, Library Episode or Modified Library Episode in accordance with standards customarily observed by major television producers in the United States.



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18.      PAYMENTS; ACCOUNTINGS AND STATEMENTS; BOOKS AND RECORDS:

         (a) Not later than 30 days after the end of each calendar quarter or earlier if necessary to comply with the next succeeding sentence, Licensee shall pay to Licensor in cash, by wire transfer to an account or accounts specified by Licensor, Licensor's share of all revenues due and payable to Licensor hereunder except as otherwise set forth in this paragraph (a). Licensee shall make such payments in a timely manner sufficient to allow Licensor to comply with its remittance obligations set forth in the Asset Purchase Agreement in a timely manner. Notwithstanding anything to the contrary herein, payments to Licensor hereunder shall be subject to the provisions of the Intercreditor Agreement between Licensor and Chemical Bank, as Agent, and any payment not made as a result of Section 3b of such Intercreditor Agreement shall not constitute a breach of this Agreement or a failure to pay any amount due and payable by it, including but not limited to Licensee's payment obligations under this paragraph. In addition, so long as Tranche E of the Credit Facility (or, if Tranche E is not in place the portion of AACI's working capital facility utilized to fund the Cash Portion of the Purchase Price) remains outstanding, any application of funds in the LLC Funds Account by Chemical Bank, as agent, pursuant to Secton 3b the Intercreditor Agreement shall be deemed to discharge the obligations of Licensee to Licensor pursuant hereto in an equal dollar amount.

         (b) Each payment shall be accompanied by a statement setting forth in reasonable detail the calculation of Domestic Net Profits (as defined in Schedule II hereto) for the applicable period (on a cash and accrual (GAAP) basis) and an accounting and statement for each Program substantially in the form heretofore provided by Interpublic to AACI. Each statement of the calculation of Domestic Net Profits shall become final, in the absence of manifest error, unless objection is made thereto within two years after Licensor's receipt thereof. Licensor shall be responsible for making any Earn-Out Payments from its receipt of Domestic Net Profits to the "Representative" pursuant to the Asset Purchase Agreement. In the event the revenues are derived from licenses used outside of the United States, the calculation of the division of revenues for such licenses will be separately set forth in the accounting statements accompanying such payments.



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         (c)     In the event that Licensee shall fail to pay any amount due and payable within 30 days of the end of each quarter (the "Due Date"), Licensee shall be liable to Licensor for the sum of the amount so due and payable plus interest on the amount due and payable pursuant to clause (a) above from and including such Due Date to but excluding the date of payment thereof calculated at the rate per annum equal to Licensee's borrowing rate plus 1%. Licensee shall indemnify Licensor against any loss, liability, damage (or action in respect thereof), including, but not limited to, out-of-pocket legal fees and expenses, suffered or incurred in connection with the enforcement, preservation or protection of any rights against Licensee under this paragraph 18, other than in connection with a bona-fide dispute, which shall be subject to arbitration pursuant to paragraph 24 hereof.

         (d) Licensor and Licensee agree to report the amounts due to Licensor hereunder derived from AAFI's licensing of the Programs as foreign source income within the meaning of section 862 of the Internal Revenue Code, regardless of the fact that books and records are kept in New York as described in (c) below.

         (e) Licensee shall maintain, at its address above, complete and accurate books of account and records respecting the licensing of the Programs hereunder.

         (f) On a quarterly basis, Licensee shall permit an auditor selected by Licensor to inspect and make copies of all Licensee's books of account and records relevant to the calculation of Domestic Net Profits.

19.      PRODUCTION STANDARDS; INSPECTION RIGHTS:

         (a) Licensee agrees that at all times during the term of this Agreement, Licensee shall adhere to the production standards and other standards of quality then reasonably specified by Licensor, which standards Licensor may amend from time to time (the "Standards"). The Standards in effect as of the date of this Agreement with respect to production in the United States are set forth in Exhibit A hereto. Licensee shall comply in all material respects with all applicable laws with respect to production outside the United States.

         (b) Upon Licensor's request, Licensee shall (i) provide to Licensor, at Licensee's expense, samples of the



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                 Modified Formats, New Episodes, Library Episodes, Modified
                 Library Episodes, and advertising and promotional material relating thereto, and (ii) permit representatives of Licensor to inspect at any time during normal business hours the production facilities used to produce the New Episodes and to create Modified Library Episodes, and (iii) permit representatives of Licensor to inspect during normal business hours the storage facilities in which are maintained any videotape, master tape, print, negative, duplicating negative or other copy of a New Episode, Library Episode, or any related advertising or promotional material. In the event that Licensor notifies Licensee that Licensee is not in compliance with the Standards, Licensee shall promptly, but in no event later than three weeks from the date such notice is received, cure the noticed nonconformity to the extent curable.

20.      INSURANCE:

         Licensee shall obtain and maintain in full force and effect, at its sole cost and expense, during the Term of this Agreement insurance of the type and for the minimums set forth below, all to the extent available at a reasonable premium:

         (a) Comprehensive General Liability Insurance. Combined Bodily Injury Liability, Including for Death, and Property Damage Liability, with a limit of not less than $3,000,000 per occurrence, including: Contractual Liability (to cover the indemnification provisions contained in this Agreement); Products & Completed Operations Liability, which will be maintained for not less than one year following termination of this Agreement; Bailee's Liability; Independent Contractor's Liability, and Broad Form Property Damage liability;

         (b) Physical Damage or Property Insurance. Covering nonowned property in the custody of Licensee, including but not limited to any copy in any media of any New Episode or Library Episode, from physical damage, theft or loss with a limit of not less than $1,000,000 per occurrence with respect to Licensee. Each sublicensee other than Interpublic Sub shall be required to carry Physical Damage or Property Insurance covering nonowned property in such sublicensee's custody with a limit of not less than $1,000,000 per occurrence;

         (c) Errors and Omissions Insurance. Limit of not less than $1,000,000 per occurrence with respect to Licensee.



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                 Each sublicensee other than Interpublic Sub shall be required to carry Errors and Omissions Insurance with a limit of not less than $1,000,000 per occurrence; and

         (d) Television Producer's Liability Insurance. Covering the New Episodes and Library Episodes, bearing a minimum of $3,000,000 per occurrence. Standard coverage, including but not limited to coverage with respect to defamation, infringement of common law or statutory copyright, infringement of privacy rights, and unauthorized use of material in any New Episode or Modified Library Episode.

         None of the premiums paid by Licensee for the insurance policies listed above may be recouped from Licensor. Licensor shall be named as an Additional Insured on each required policy. Each required policy will be primary without right of contribution from any other insurance maintained by Licensor, unless due to Licensor's gross negligence or willful misconduct. All provisions in each required policy, except the limits of liability, will operate in the same manner as if there were a separate policy covering each insured. Each required policy shall be issued by a reputable insurer approved by Licensor, which approval shall not be unreasonably withheld. Licensee shall furnish to Licensor certificates of insurance for each required policy prior to the commencement of the first production under this Agreement, and shall furnish certificates for each policy renewal during the Term. Such policy shall include a provision requiring the insurer to give Licensor prompt notice of any revision, modification or cancellation thereof. Promptly after securing such policy, Licensee shall furnish Licensor with a copy thereof.

21.      APPROVALS:

         As soon as practicable after Licensee concludes a deal with respect to production of a New Episode, Licensee shall discuss the proposed production budget with Licensor. Prior to commencing the production of any New Episode in any jurisdiction within the Territory, Licensee shall provide to Licensor a detailed production budget in writing. Neither Licensee, any of its sublicensees, AATV nor AAFI shall have the right to commence production of any New Episode unless Licensor shall have first approved the production budget for that New Episode, which approval shall not be unreasonably withheld or delayed. All increases to an approved production budget shall require Licensor's written approval not to be unreasonably withheld or delayed. Any unapproved production budget overages shall not be deducted from gross



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         receipts but shall only be deducted from Licensee's share of net revenues.

         Licensor shall be deemed to have approved all such production budgets not disapproved to Licensee within ten business days of Licensor's receipt of such production budget.

         For so long as the Network Production Agreement is in effect, Licensor and Licensee agree, for the benefit of Producer, without Producer's consent not to be unreasonably withheld or delayed, that they shall not amend, modify, terminate this Agreement (except in accordance with this Agreement, the Network License Agreement or the Network Production Agreement) or waive any rights or consents to any of the foregoing under this Agreement insofar as it relates to "The Price Is Right" which would have a material adverse effect on Producer's rights under the Network Production Agreement.

22.      TERMINATION OF RELATED LICENSES:

         If the license agreement described in paragraph 4(a) above is terminated for any reason, all rights licensed to Interpublic Sub pursuant thereto shall revert to the Licensor, subject to the rights of Licensee hereunder.

23. INDEMNIFICATION: Licensor and Licensee shall indemnify the other party and hold the other party free and harmless from and against any and all costs, claims, losses, liabilities and expenses (including reasonable attorney's fees) resulting from or arising out of any breach or alleged breach of any representations, warranties, agreements or obligations of the indemnifying party hereunder.

         In addition, Licensee shall, to the fullest extent permitted by law, indemnify and hold harmless Licensor from and against any loss, liability, damage, obligation, cost or expense (including reasonable legal fees and expenses and any amount paid in settlement) resulting from a claim, demand, lawsuit, action or proceedings, including any appellate or bankruptcy proceeding, relating to or arising from or in connection with the current, former or prospective employment, retention or compensation of any person (including, without limitation, any performer, actor, musician, host, writer, director, producer or any person retained in any capacity as an independent contractor) in connection with the production, distribution, licensing or other exploitation of any and all of the Programs by the Licensee.

24.      TERMINATION:

         (a) Licensor shall have the right to terminate this Agreement at any time in the event that (i) Licensee commits a breach of its payment obligations under paragraph 10 of this Agreement, and fails to cure such breach (including any interest owed on any amount that is unpaid) within 90 days of receiving a written notice of default from Licensor, (ii) Licensee commits a material breach of any of its other obligations under this Agreement, other than a breach of its payment obligation pursuant to paragraph 10, and fails to cure such breach within 90 days of receiving a written notice of default from Licensor, or (iii) a petition is filed by or against Licensee for voluntary or involuntary bankruptcy or pursuant to any other insolvency law (which, in the case of an involuntary petition, remains undismissed for a period of 60 days), or Licensee makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

         (b) Any dispute relating to whether this License Agreement may be terminated in accordance with this paragraph 24(a)(i) or 24(a)(ii) or amounts owed hereunder (a "Dispute") shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court. Such Arbitration shall be conducted in accordance with and subject to the terms of Article XIV of the Amended and Restated Operating Agreement among Interpublic, its Affiliate, AACI and AAG with respect to the formation and operation of the LLC.

         (c) Upon the expiration or termination of this Agreement, the licenses granted to Licensee shall immediately terminate, and Licensee and its sublicensees shall immediately discontinue the use or other exploitation (including telecast) of the Licensed Formats, any Modified Format, the New Episodes, the Library Episodes, Modified Library Episode, the Licensed Trademarks, the New Copyrights, and any advertising or promotional material relating thereto. Following the expiration or termination of this Agreement, Licensee and its sublicensees shall not produce, record or telecast, or permit to be produced, recorded or telecast, any audiovisual production of a similar format or title to the New Episodes, Library Episodes, Licensed Formats or Licensed Trademarks.

                 Upon request of Licensor, Licensee shall, at its expense, deliver to Licensor at a location specified by Licensor, all copies (including any video tape and master) of the New Episodes, Library Episodes, Modified Library Episodes, Licensed Formats, Modified Formats, and related advertising and promotional material in the possession of Licensee or any of its sublicensees.

                 The provisions of this Agreement concerning copyrights and trademarks shall survive the expiration or termination of the Agreement.

         (d) Notwithstanding anything to the contrary herein, in the event of the expiration of this Agreement or its termination pursuant to paragraph 24(a)(iii) as a result of an involuntary bankruptcy or other similar involuntary proceeding, Licensee shall continue to have certain rights and obligations to the extent set forth in the side letter between the parties dated as of the date hereof.

25.      ASSIGNMENTS:

         (a) This Agreement may not be assigned by either party without the other party's prior written approval; provided that no consent shall be required in the event Licensor sells all or substantially all of its assets or merges or consolidates with another party and further provided that Licensee may assign its rights hereunder to Chemical Bank as provided for in the Intercreditor Agreement. No such assignment shall relieve the original party of its obligations hereunder.

         (b) The parties agree that any direct or indirect change of control of AAG (other than as a result of a change of control of AACI) shall be deemed to constitute an assignment of Licensee's rights hereunder and shall require the Licensor's prior written approval.

26. CONFIDENTIALITY: Neither party shall disclose any portion of this Agreement to any third party except to the extent necessary to enforce, construe or carry out any term or provision of this Agreement (including any suit, action or claim, whether involving Licensor, Licensee or any third party) or to the extent required by any governmental or judicial order.

27. MISCELLANEOUS: This Agreement shall be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed therein and shall not be modified except by a written document executed by both parties hereto. This Agreement, together with the related documentation entered into simultaneously herewith, expresses the entire understanding of the parties hereto and replaces any and all former agreements or understandings, written or oral, relating to the subject matter hereof (other than the Existing Agreements). Paragraph headings are for convenience of the parties only and shall have no legal effect whatsoever. All notices hereunder, unless specified otherwise, shall be in writing and shall be given at the addresses set forth in paragraph 1 either by personal delivery, telegram, telefax or telex (toll prepaid) or by registered or certified mail (postage prepaid) and shall be deemed given on the date delivered, telegraphed, telefaxed or telexed or the date mailed.

28.      DEFINITIONS:

         "Affiliate" shall mean, with respect to any person or entity, (i) any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity, (ii) any person or entity owning or controlling twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, (iii) any officer, director, or general partner of such person or entity, or (iv) any person or entity who is an officer, director, general partner, trustee, or holder of twenty- five percent (25%) or more of the voting securities of any person or entity described in clauses (i) through (iii) of this sentence. For the purposes of this definition, the terms "control," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. The exceptions to the definition of "Affiliate" in the Asset Purchase Agreement are incorporated herein.

         "Licensed Formats" shall mean the outlines, treatments or formats for the shows constituting Assets acquired by Licensor at the Final Closing of the Asset Purchase Agreement, including any modifications thereof made by Licensee.

         "Library Episodes" shall mean those audiovisual productions constituting Assets acquired by Licensor at the Final Closing of the Asset Purchase Agremeent, including any modifications thereof made by Licensee.

         "Licensed Trademarks" shall mean the titles, trademarks and service marks used in connection with the New Episodes and the Library Episodes.

         "Modified Format" shall mean the work resulting from any modification by Licensee of any of the Licensed Formats. Each Modified Format shall also be deemed a Licensed Format.

         "Modified Library Episode" shall mean the work resulting from any modification by Licensee of a Library Episode. Each Modified Library Episode shall also be deemed a Library Episode.

         "New Copyrights" shall have the meaning specified in paragraph 13(a) of this Agreement.

         "New Episodes" shall mean any audiovisual production based on the Licensed Formats (including any Modified Format) produced by Licensee or its licensees pursuant to this Agreement.

         "Programs" shall mean Library Episodes and New Episodes.

         "Standards" shall have the meaning specified in paragraph 19(a) of this Agreement.

         "Term" shall have the meaning specified in paragraph 3 of this Agreement.

29. EFFECTIVENESS: This Agreement shall become effective at the Final Closing of the Asset Purchase Agreement and shall be of no force or effect if the Asset Purchase Agreement is terminated in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

MARK GOODSON PRODUCTIONS, LLC., as LICENSOR


By:     ALL AMERICAN COMMUNICATIONS, INC.

Its:    OPERATOR


        By:    /s/  THOMAS BRADSHAW
           ----------------------------
        Name:  Thomas Bradshaw
        Its:   Chief Financial Officer
        Date:  October 6, 1995


ALL AMERICAN GOODSON, INC., as LICENSEE


By:    /s/  THOMAS BRADSHAW
   ------------------------------------
Name:  Thomas Bradshaw
Its:   Chief Financial Officer
Date:  October 6, 1995

                                   SCHEDULE I


1. Memorandum of Agreement, dated as of February 3, 1972, between CBS Television Network and Price Productions, Inc. (as heretofore amended, supplemented, extended or modified).

2. Master Programming Agreement, dated as of November 25, 1992, among Sony Pictures Cable Venturers I and certain predecessors and constituent members of Mark Goodson Productions, L.P.

3. Agreement, dated June 28, 1991, between Goodson Television Productions, Inc. and Grundy International Operations Limited.

4. Agreement, dated October 17, 1989 between the Family Company and Grundy International Operations Limited.

5. Fremantle International Inc. Licenses i.e., "Goodson Agreements" as defined under the Acquisition Agreement, dated August 3, 1994, between Interpublic and All American.

6. Letter Agreement, dated February 4, 1994, between Direction Video Inc. and Price Productions, Inc. (as heretofore amended, supplemented, extended or modified).

7. Letter Agreement, dated April 7, 1994, between Colm O'Shea Limited and Conscient, Inc. (as heretofore amended, supplemented, extended or modified).

8. Letter Agreement, dated April 7, 1994, between Colm O'Shea Limited and Price Productions, Inc. (as heretofore amended, supplemented, extended or modified).

9. Letter Agreement, dated as of January 1, 1995, between Mark Goodson Productions and Pressman Toy Corporation, extending the Trademark License Agreement, dated as of November, 1989, between Pressman Toy Corporation and The New Family Company.

10. License Agreement, dated July 1, 1994, between Interactive Network, Inc. and Mark Goodson Productions, L.P.

11. License Agreement, dated May 23, 1994, between Interactive Network Inc. and Mark Goodson Productions, L.P.

12. License Agreement Deal Memo of Agreement between Gametek, Inc. and The New Family Company.

                                  Schedule II

         (a) Pursuant to Paragraph 18 of the License Agreement, AAG shall remit to Licensor (and shall use its reasonable best efforts to cause its sublicensees to remit to it) the Domestic Net Profits, as defined below, derived from AATV's exploitation of the Programs in the AATV Territories.

                 "Domestic Net Profits" shall mean the sum of the following:

                 (i) "Domestic Net Profits - Programs originally produced for Networks" (to include the ABC, CBS, NBC, FOX and all U.S. Cable Television Networks) shall mean the gross receipts received by AATV or Licensee after the Final Closing under the Asset Purchase Agreement from the production and distribution pursuant to the rights granted in this license agreement (which shall in any event exclude rights granted pursuant to the license referred to in paragraph 4(a) for so long as such license is in effect) of New Episodes in the AATV Territories from either ABC, CBS, NBC, FOX or any U.S. Cable Television Network less the following, which, in the case of items (b), (c) and (d) below, must be within the budget approved by Licensor (which approval shall not be unreasonably withheld) or otherwise approved by Licensor in writing:

                          (a) a distribution fee to AATV equal to 10% of gross receipts,

                          (b) all production costs, as generally understood within the entertainment industry, attributable to the game shows and/or series, and

                          (c) all residual, re-use, supplemental market and/or replay fees and/or other actual out-of-pocket costs directly attributable to the game shows, and/or series, including Third Party Costs, and

                          (d)     any unrecouped prior period deficits
                                  following the Final Closing (excluding
                                  recoupment of prior year distribution fees arising from the same game show and/or series to the extent such recoupment would cause such game show and/or series to have a loss on a cumulative basis).

                 (ii) "Domestic Net Profits - Programs originally produced for First-Run Syndication" shall mean the gross receipts received by AATV or Licensee after the Final Closing from the production or distribution pursuant to the rights granted in this license agreement of New Episodes with respect to the initial exhibition in the AATV Territories on first-run syndication, less the following, which, in the case of items (b),
                          (c), (d) and (e) below, must be within the budget approved by Licensor (which approval shall not be unreasonably withheld) or otherwise approved by the Licensor in writing:

                          a) a distribution fee payable to AATV equal to 25% of gross receipts,

                          b) all marketing and distribution expenses directly attributable to the distribution of the game shows and/or series,

                          c) all production costs as generally understood within the entertainment industry, attributable to the game shows and/or series,

                          d) all residual, re-use, supplemental market and/or replay fees and/or other actual out-of-pocket costs directly attributable to the game shows and/or series, including Third Party Costs,

                          e) any unrecouped prior period deficits after the Final Closing (excluding recoupment of prior year distribution fees arising from the same game show and/or series to the extent such recoupment would cause such game show and/or series to have a loss on a cumulative basis), and

                          f) fifty (50%) percent of the balance remaining, after the deduction of items (a)-(e) above.

                 (iii) "Domestic Net Profits - Library Sales" shall mean the gross receipts received by AATV or Licensee after the Final Closing from the distribution of Programs with respect to re-run syndication in the AATV Territories, less the following, which, in the case of items (b), (c), (d) and (e) below, must be within the budget approved by Licensor (which approval shall not be unreasonably withheld) or otherwise approved by the Licensor in writing:

                          a) a distribution fee payable to AATV equal to 25% of gross receipts,

                          b) all marketing and distribution expenses directly attributable to the distribution of the game shows and/or series,

                          c)      all reformatting and duplicating costs,

                          d) all residual, re-use, supplemental market, rerun and/or replay fees and/or other actual out-of- pocket costs directly attributable to the game shows and/or series, including Third Party Costs, and

                          e) any unrecouped prior period deficits after the Final Closing (excluding recoupment of prior year distribution fees arising from the same game show and/or series to the extent such recoupment would cause such game show and/or series to have a loss on a cumulative basis).

                 (iv) Merchandising Licensing Activities: Receipts received, net of expenses approved by Licensor, are split 50% to AATV and 50% to Licensor (except in the case of merchandising revenue, where the split of the net will be 25% to AATV and 75% to Licensor).

                 (v) Other Licensing Activities: Receipts received, net of expenses approved by Licensor, from any licensing activity not addressed in clauses (i) through (iv) above and entered into pursuant to Licensee's grant of rights under paragraph 2 of this Agreement shall be split 50% to AATV and 50% to Licensor (except, in the case of licensing activities, when a third party shares in the revenue, where the split of the net will be 25% to AATV and 75% to Licensor).

         (b) Pursuant to paragraph 18 of this license agreement, AAG shall remit to Licensor (and shall use its reasonable best efforts to cause its sublicensees to remit to it) the following applicable percentages of revenues derived from AAFI's below-delineated licensing of the Programs in the AAFI
                 Territories:

                 (i) Local Co-Productions - "Local Co-Productions" are defined as the production of local versions of the Programs where AAFI provides creative supervision on an ongoing basis but is not directly responsible for the production budget. Said revenues from each Program are divided in the following order of priority:

                          a) AAFI recoups its actual out-of-pocket production costs to the extent set forth in the production budget for such Programs that have been approved by Licensor, including its per episode producer's fees but excluding any overhead for production offices, except to the extent within the production budget approved by Licensor (which approval shall not be unreasonably withheld).

                          b) AAFI receives a fee of 10% of remaining revenues from production of such Program until such time as the $25 million principal amount comprising Tranche E of the Chemical Facility (or, until Tranche E is consummated, the equivalent amount of AACI's Working Capital Line), together with all accrued interest thereon is fully paid, or if the Chemical Facility is refinanced, until the earlier of repayment of such new facility and April 13, 1999 whereupon AAFI shall no longer be entitled to such fee.

                          c) Remainder is split: 50% to AAFI and 50% to Licensor.

                 (ii) Local Full Productions - "Local Full Productions" are defined as the production of local versions of the Programs which are produced either by AAFI alone or in association with the local production partner for which AAFI is directly or indirectly responsible for the production budget. Said revenues are divided in the following order of priority:

                          a) AAFI recoups its actual out-of-pocket production costs to the extent set forth in the production budget for such Programs, including, but not limited to, all above-the-line and below-the-line production budget items (as such items are customarily understood in the industry but only to the extent set forth in the production budget approved by Licensor (which approval shall not be unreasonably withheld)), allocation of overhead for specific production offices (provided, that in no case may overhead exceed 100% of AAFI's direct costs) supervisory executive producers' fees, studio costs at pre- agreed fixed day rate card (provided, that AAFI shall not recoup any costs associated with its failure to satisfy any studio volume discount requirements or other production-related discount requirements) and local legal fees that relate solely to the production of local versions of the Programs.

                          b)      AAFI receives a fee of 10% of remaining
                                  revenues.

                          c) Remainder is split: 50% to AAFI and 50% to Licensor

                 (iii) Format Licenses (i.e., the licensing of the right to produce the Programs) where AAFI does not provide any creative or other supervisory services:

                                  receipts received, net of expenses approved by Licensor, are split 50% to AAFI and 50% to Licensor

                 (iv) Tape Licenses (i.e., the licensing of U.S. productions (existing tapes) of the Programs):

                                  receipts received, net of expenses approved by Licensor, are split 35% to AAFI and 65% to Licensor

                 (v)      Merchandising and Ancillary Licensing Activities:

                                  receipts received, net of expenses approved by Licensor, are split 50% to AAFI and 50% to Licensor (except, in the case of merchandising, when the broadcaster shares in merchandising revenue, the split of the net will be 25% to AAFI and 75% to Licensor)

                 (vi)     Other Licensing Activities:

                          receipts received, net of expenses approved by Licensor, from any licensing activity not addressed by clauses (i) through (v) above and entered into pursuant to Licensee's grant of rights under Paragraph 2 of this Agreement are split 50% to AAFI and 50% to Licensor (except, in the case of licensing activities, when a third party shares in the revenue, the split of the net will be 25% to AAFI and 75% to Licensor).

         (c) During the term of the license agreement referred to in Paragraph 4(a), the division of revenues relating to such license agreement shall be subject to and governed by the provisions of said license agreement. Licensee agrees to remit 100% of the receipts received by it as Sublicensor under said license agreement to the Licensor hereunder.

                                   EXHIBIT C

               U.S. PRODUCTION STANDARDS AND STANDARDS OF QUALITY


PRODUCTION STANDARDS

                 To be substantially consistent with the standards in effect prior to the date hereof.


OTHER STANDARDS

Licensee shall adhere to the following standards at all times:

1. No information of any sort with respect to questions to be asked or materials to be used on any New Episode shall be supplied or suggested in any way to, or asked of, contestants or participants in any game or contest recorded in any New Episode in advance of broadcast.

2. No favoritism shall be exercised in the treatment of any contestant or participant.

3. The winning contestant or participant shall be offered in full the exact or substantially the same prize which is announced on the program in accordance with the provisions of the contestant release form.

4. No game or contest, or any element thereof, shall involve any unfair treatment of any contestant, participant or any member of the public.

5. No ambiguous statement or representation that might be misleading to the public shall be made, nor shall the game or contest be conducted in a manner that might be misleading to the public.

6. No element of any program shall be injurious or prejudicial to the interests of the public, Licensor, or honest programming or reputable business in general.



                                       1